Exhibit 99.1
N E W S            R E L E A S E
Atmel Receives Additional NASDAQ Notice
SAN JOSE, CA, March 14, 2007 . . . Atmel® Corporation (NASDAQ: ATML) — On March 1, 2007, Atmel filed a Form 12b-25 with the Securities and Exchange Commission indicating that it would be unable to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”). As expected, on March 8, 2007, Atmel received an additional notice of non-compliance from the Staff of The NASDAQ Stock Market, in accordance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in the filing of the Form 10-K. As previously announced, Atmel received notices of non-compliance from NASDAQ on August 14, 2006 and November 14, 2006 due to delays in the filing of the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, respectively (collectively, the “Forms 10-Q”). The Forms 10-Q and Form 10-K filing delays are attributable to the fact that the Audit Committee of the Board of Directors is conducting an independent investigation regarding timing of past stock option grants and other potentially related issues.
As previously disclosed, in response to the first notice of non-compliance, Atmel requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Following the hearing, the Panel granted the Company’s request for continued listing subject to the requirements that Atmel provide the Panel with certain information relating to the Audit Committee’s investigation, which was submitted to the Panel, and that the Company file the Forms 10-Q and any necessary restatements by February 9, 2007.
On January 22, 2007, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) determined to call the Company’s matter for review. The Listing Council also determined to stay the Panel decision that required the Company to file the Forms 10-Q by February 9, 2007. In connection with the call for review, the Listing Council has now requested that the Company provide an update on its efforts to file the delayed Form 10-K. The Company intends to comply with this request.

The Company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the NASDAQ Global Select Market; however, there can be no assurance that the Listing Council will determine to grant the Company a further extension following its review of the forthcoming submission.
The Audit Committee has not completed its work nor reached final conclusions. The Audit Committee is making every effort to complete its investigation and the Company is making every effort to complete the necessary accounting and reporting. The Company anticipates filing the Forms 10-Q and the Form 10-K by early June 2007 with the SEC. The Company also expects to file its Quarterly Report on Form 10-Q for the quarter ending March 31, 2007 as soon as practicable thereafter.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are ®.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements regarding the timing of the completion of the Audit Committee’s independent review, the expected timing of filing with the SEC of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the status of and determinations resulting from the Audit Committee’s independent review. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the discovery of additional information relevant to the independent investigation, the timing of the conclusions of the Audit Committee concerning matters relating to the Company’s stock option grants and the impact of the independent investigation on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded, the timing of review and conclusions of the Company’s independent registered public accounting firm regarding the

Company’s stock option grants and related accounting, accounting adjustments to the Company’s financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner or an unanticipated delay in the preparation and filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q with the SEC.
The Audit Committee has not completed its work in connection with its review of past stock option grants and other potentially related issues, including with regard to the accounting and tax implications of the stock option investigation, and the determinations discussed in this press release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
###